RP® FINANCIAL, LC.
Financial Services Industry Consultants

March 15, 2010

Boards of Directors

Peoples Federal MHC

Peoples Federal Bancorp, Inc.

Peoples Federal Savings Bank

435 Market Street

Brighton, Massachusetts 02135

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto to be filed with Office of Thrift Supervision, and in the Registration Statement on Form S-1, and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates, our statement concerning subscription rights, and our statement concerning liquidation rights in such filings including the prospectus of Peoples Federal Bancshares, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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